Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street

Washington D.C. 20549

We were previously the independent accountants for Templeton Funds, Inc. Templeton World Fund and Templeton Foreign Fund).

We have read their notification of change in independent accountants made in
Item 77K of Form N-SAR. We agree with the statements in the filing.

                                        /s/MCGLADREY & PULLEN, LLP

New York, New York
October 27, 1999